Exhibit 99.1

MGM MIRAGE COMPLETES SALE OF DARWIN HOTEL AND CASINO

Las Vegas, Nevada, July 23, 2004 — MGM MIRAGE (NYSE: MGG) announced today that it has completed the previously announced sale of its hotel and casino located in Darwin, Australia to SKYCITY Entertainment Group Limited for A$195 million (approximately US$140 million based on current exchange rates) plus certain working capital adjustments. As a result of this transaction, the company expects to report an after-tax gain from discontinued operations of approximately $50 million in the third quarter.

     “We are extremely proud of the accomplishments made by our employees in making this property one of the most successful casinos in Australia. We wish the new owners great success in the future,” said James J. Murren, President, Chief Financial Officer and Treasurer of MGM MIRAGE. “From an MGM MIRAGE perspective, the proceeds from this transaction will enable us to deploy capital on several high return growth initiatives.”

MGM Grand Australia is located on 18 acres of beachfront property in Darwin, Northern Territory, Australia. The property has approximately 23,800 square feet of gaming space, 107 hotel rooms, 450 slot machines and 26 gaming tables.

SKYCITY Entertainment Group Limited is a gaming and entertainment company headquartered in Auckland, New Zealand. The company owns and/or operates gaming and entertainment complexes in New Zealand and Australia.

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 11 casino resorts located in Nevada, Mississippi, and Michigan, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island (“TI”), New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.